Exhibit 99.1
Ray G. Young Appointed to GMAC Board of Directors
NEW YORK — GMAC Financial Services’ Chairman of the Board J. Ezra Merkin today announced that Ray G. Young has been appointed to the GMAC Board of Directors, effective April 1. Young is executive vice president and chief financial officer of General Motors Corp. He assumes the board seat of GM Chairman and Chief Executive Officer Rick Wagoner. The board looks forward to Wagoner’s continued participation in board meetings in his ex officio capacity.
Young, 46, became GM CFO on March 3, 2008 and prior to this role served as GM group vice president of Finance. During his 21-year career at GM, Young has held several leadership roles around the world including: European treasurer; North America vice president and CFO; and president and managing director of GM do Brasil.
Young completed his bachelor’s degree in business administration at the Ivey School of Business at the University of Western Ontario and his master’s degree in business administration at the University of Chicago.
GMAC’s board consists of 13 directors with six appointed by FIM Holdings LLC, which holds a majority interest in GMAC and is controlled by Cerberus FIM Investors, LLC, four appointed by GM, and three independent directors. Young is one of the four GM directors on the board.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Contact:
Gina Proia
917-369-2364
gina.proia@gmacfs.com